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                                                           [JP MORGAN LOGO]

                                                           EXHIBIT 99.1


                      CONSENT OF J.P. MORGAN SECURITIES, INC.


     We hereby consent to the use of our opinion letter dated October 20, 1995 to the Board of Directors of Benton Oil and Gas Company, included in Exhibit F to the Prospectus, which forms a part of the Registration Statement on Form S-4 relating to the proposed exchange of a combination of its common stock and Warrants for the partnership interest in the Benton Oil & Gas Combination Partnership 1989-1, L.P., a California limited partnership, the Benton Oil & Gas Combination Partnership 1990-1, L.P., a California limited partnership, and the Benton Oil & Gas Combination Partnership 1991-1, a California limited partnership and to the references to such opinion in such Prospectus. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rule and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                               J.P. MORGAN SECURITIES INC.


                                               By: /s/ JIM H. DERRYBERRY
                                                   -----------------------
                                                  Name:   Jim H. Derryberry
                                                  Title:  Managing Director


October 20, 1995